Exhibit 99.(14)(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 6 to Registration Statement No. 333-202248 on Form N-6 of our report dated March 08, 2019 related to the consolidated financial statements of Pacific Life Insurance Company and Subsidiaries as of December 31, 2018 and 2017, and for each of the three years in the period ended December 31, 2018, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us as “experts” under the heading “Independent Registered Public Accounting Firm and Independent Auditors” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

April 18, 2019